Exhibit 5.1
July 2, 2026
Board of Directors
Adamas Trust, Inc.
90 Park Avenue
New York, New York 10016
Ladies and Gentlemen:
    We have served as special counsel to Adamas Trust, Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of an additional 9,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about July 2, 2026, which Shares may be issued from time to time in accordance with the terms of the Adamas Trust, Inc. 2017 Equity Incentive Plan (as amended through the date hereof, the “Plan”).
    In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:
1.    The Registration Statement.
2.    The Articles of Amendment and Restatement of the Company, as amended (the “Charter”), certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on January 5, 2026, as certified by an officer of the Company on the date hereof.
3.    The Fourth Amended and Restated Bylaws of the Company (the “Bylaws”), effective as of September 3, 2025, as certified by an officer of the Company on the date hereof.
4.    The certificate of the SDAT as to the due incorporation, existence and good standing of the Company, dated July 1, 2026 (the “Maryland Certificate”).
5.    Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, with respect to, among other things, the Plan and the due authorization and issuance of the Shares (the “Resolutions”), as certified by an officer of the Company on the date hereof.
6.    The Plan.
7.    The Company’s Current Report on Form 8-K, filed with the Commission on May 15, 2017, reporting the results of matters voted on by the Company’s stockholders at the Company’s 2017 annual meeting of stockholders.

8.    The Company’s Current Report on Form 8-K, filed with the Commission on June 28, 2019, reporting the results of matters voted on by the Company’s stockholders at the Company’s 2019 annual meeting of stockholders.

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Adamas Trust, Inc. July 2, 2026 Page 2
9.      The Company’s Current Report on Form 8-K, filed with the Commission on June 14, 2021, reporting the results of matters voted on by the Company’s stockholders at the Company’s 2021 annual meeting of stockholders.

10.    The Company’s Current Report on Form 8-K, filed with the Commission on June 11, 2026, reporting the results of matters voted on by the Company’s stockholders at the Company’s 2026 annual meeting of stockholders.

11.    An executed copy of a certificate of an officer of the Company, dated the date hereof, as to certain factual matters (the “Officer’s Certificate”).
12.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
    For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents and records and other papers submitted to us as originals, (ii) the conformity to the originals of all documents and records and other papers submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures, (v) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Shares will be issued in accordance with the terms of the Plan. As to factual matters, we have relied upon the Officer’s Certificate and upon certificates of public officials.
    Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:
1.    The Company is a corporation duly incorporated and existing under the laws of the State of Maryland, is in good standing with the SDAT and has the corporate power and authority to issue the Shares.
2.    The issuance of the Shares has been duly authorized and, when and if issued and delivered by the Company pursuant to the Resolutions, the Charter, the Bylaws, the terms of the Plan, and the instruments executed pursuant to the Plan, as applicable, the Shares will be validly issued, fully paid and nonassessable.
    The opinion with respect to the incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Maryland Certificate and the Officer’s Certificate.
    We do not express an opinion on any laws other than the laws of the State of Maryland. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Adamas Trust, Inc. July 2, 2026 Page 3
    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement to be filed with the Commission on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.
    This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of the date hereof. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.